As filed with the Securities and Exchange Commission on April 18, 2008
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MACKINAC FINANCIAL CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Michigan	38-2062816
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.)
130 South Cedar Street, Manistique, Michigan 49854
(Address of Principal Executive Offices, including Zip Code)
Mackinac Financial Corporation 401(k) Plan
(Full Title of the Plan)
Ernie R. Krueger
Executive Vice President/Chief Financial Officer
Mackinac Financial Corporation
130 South Cedar Street
Manistique, Michigan 49854
(Name and Address of Agent for Service)
Telephone Number, Including Area Code, of Agent for Service: (906) 341-7158
Copy to:
Kent E. Shafer
Miller, Canfield, Paddock and Stone, P.L.C.
150 West Jefferson Ave., Suite 2500
Detroit, Michigan 48226
(313) 496-7570
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of securities to be		Proposed maximum	Proposed maximum	Amount of registration
registered	Amount to be registered	offering price per share	aggregate offering price	fee
Common Stock	120,000 shares (1)(2)	$8.00 (3)	$960,000 (3)	$37.73 (3)

(1)	All of the shares being registered will be issued and outstanding shares purchased in the open market. The Company does not intend to issue any additional shares pursuant to the plan, and this registration statement does not cover any such shares. The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions. The Registration Statement covers any such additional shares in accordance with Rule 416(a).

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Estimated solely for purposes of computing the registration fee, at the average of the bid and asked prices per share on April 16, 2008, pursuant to Rule 457(h).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by Mackinac Financial Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
     (b) The Company’s Current Reports on Form 8-K filed with the Commission on January 25, 2008, February 22, 2008 (as amended by the Form 8-K/A filed February 27, 2008), and April 14, 2008; and
     (c) The description of the Company’s Common Stock contained in the Registration Statement on Form S-2/A (SEC File No. 333 06017) filed with the Commission on July 19, 1996 and any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of each such document.
     ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 561-571 of the Michigan Business Corporation Act, as amended (the “MBCA”), grants the Company broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interests, except that no indemnification may be made if such person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred by him or her in connection therewith.
     The Company’s Articles of Incorporation contain provisions entitling its directors and executive officers to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law. Its Bylaws provide that the Company must indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the Company, or serves or served any other enterprise at its request.
     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities that might be imposed as a result of such claims, actions, suits or proceedings that may be brought against them by reason of being or having been such directors and officers.
     As far as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons under the forgoing provisions or otherwise, the Company has been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is therefore unenforceable. It is the stated position of the SEC that: “Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the

Registrant, under the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.”
     If a claim for indemnification against liabilities (other than the payment of expenses incurred or paid by director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.
     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
     ITEM 8. EXHIBITS.
     The following exhibits are part of this Registration Statement:

Ex. No.	Description

4.1	Specimen common stock certificate (filed as Exhibit 4.0 to Registration Statement on Form S-3 filed May 2, 2005 (File No. 333-124520) and incorporated herein by reference)

4.2	Mackinac Financial Corporation 401(k) Plan*

5	Not applicable All of the shares being registered will be issued and outstanding shares purchased in the open market. The Company does not intend to issue any additional shares pursuant to the plan, and this registration statement does not cover any such shares.

The Company will submit or has submitted the Mackinac Financial Corporation 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

15	Not applicable

23	Consent of Plante & Moran, PLLC*

24	Power of attorney (see “Signatures”)

99	Not applicable

*	Filed herewith
     ITEM 9. UNDERTAKINGS.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manistique, State of Michigan on April 18, 2008.

MACKINAC FINANCIAL CORPORATION
By:	/s/ Paul D. Tobias
Paul D. Tobias
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned whose signature appears below hereby constitutes and appoints Paul D. Tobias and Ernie R. Krueger, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2008.

/s/ Paul D. Tobias Paul D. Tobias — Chairman, Chief Executive Officer & Director (principal executive officer)	/s/ Ernie R. Krueger Ernie R. Krueger — Executive Vice President/Chief Financial Officer (principal financial and accounting officer)

/s/ Eliot R. Stark	/s/ Joseph D. Garea

Eliot R. Stark — Vice Chairman & Director	Joseph D. Garea — Director

/s/ Walter J. Aspatore	/s/ Robert E. Mahaney

Walter J. Aspatore — Director	Robert E. Mahaney — Director

/s/ Dennis B. Bittner	/s/ Robert H. Orley

Dennis B. Bittner — Director	Robert H. Orley — Director

/s/ Kelly W. George	/s/ L. Brooks Patterson

Kelly W. George — President & Director	L. Brooks Patterson — Director

/s/ Randolph C. Paschke

Randolph C. Paschke — Director

MACKINAC FINANCIAL CORPORATION 401(k) PLAN
By:	/s/ Linda Bolda
Linda Bolda, Trustee

And:	/s/ Kelly W. George
Kelly W. George, Trustee

And:	/s/ Ernie R. Kruger
Ernie R. Krueger, Trustee

INDEX TO EXHIBITS

Ex. No.	Description

4.1	Specimen common stock certificate (filed as Exhibit 4.0 to Registration Statement on Form S-3 filed May 2, 2005 (File No. 333-124520) and incorporated herein by reference)

4.2	Mackinac Financial Corporation 401(k) Plan*

5	Not applicable All of the shares being registered will be issued and outstanding shares purchased in the open market. The Company does not intend to issue any additional shares pursuant to the plan, and this registration statement does not cover any such shares.

The Company will submit or has submitted the Mackinac Financial Corporation 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

15	Not applicable

23	Consent of Plante & Moran, PLLC*

24	Power of attorney (see “Signatures”)

99	Not applicable

*	Filed herewith